Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9520 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER
Austin, Texas, July 31, 2009 — Astrotech Corporation (NASDAQ: ASTC) today announced that its Board of Directors appointed John Porter as Astrotech’s Chief Financial Officer on a permanent basis, effective July 21, 2009. Mr. Porter, a Senior Vice President of the Company, has been serving as Interim CFO since the resignation of Brian K. Harrington on June 4, 2009.
“We’re very pleased that John is serving as Astrotech’s CFO,” said Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech Corporation. “John’s extensive experience and broad background will provide valuable expertise in support of our growth strategy. His leadership throughout this transition has given the Board a great deal of confidence in his capabilities.”
Prior to joining the Company in October 2008, Mr. Porter co-founded Arabella Securities, an investment firm that specialized in providing trading services and equity research on small-cap companies to institutional investors. Mr. Porter previously served as Director of Business Development for Luminex Corporation (NASDAQ:LMNX) and as an analyst in the global equity research division of Salomon Smith Barney.
Mr. Porter has a Bachelor of Science in Chemistry from Hampden-Sydney College. In addition, Mr. Porter earned a Master of Business Administration from the A.B. Freeman School of Business and holds a Master of Science in Chemistry from Tulane University.
About Astrotech Corporation
Astrotech is one of the first commercial space companies and remains a strong entrepreneurial leader in the aerospace industry. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now having formed three companies; the 1st Detect Corporation, which is developing a breakthrough mini-mass spectrometer first created for the International Space Station; Astrogenetix, Inc., which is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and AirWard Corporation, which is drawing on its space heritage of sending cargo to space by selling hazardous material containers for the airline industry.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9520
shaywood@astrotechcorp.com
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